Exhibit 99.1

FitLife Brands Announces Preliminary Financial Results for Fiscal Year 2014

Expects Net Income in the Range of $1.6 Million to $1.7 Million, a more than 25% increase;
GNC Corporate Launch on Plan

OMAHA, NE – February 24, 2015 – FitLife Brands, Inc. ("FitLife") (OTCBB:FTLF), an international provider of innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products™ ("NDS") (www.ndsnutrition.com), PMD® (www.pmdsports.com), SirenLabs® (www.sirenlabs.com) and CoreActive® (www.coreactivenutrition.com), today announced preliminary financial results for its fiscal year ended December 31, 2014.

The Company is providing certain preliminary estimates of the results of operations that it expects to report for the full fiscal year.  The financial results provided in this release are prior to the completion of the review by FitLife’s external auditor and therefore are subject to change.

Net income is estimated to be in the range of $1.6 to $1.7 million for the fiscal year ended December 31, 2014, which reflects a more than 25% increase over the $1.3 million of net income reported during the prior year.  Total revenue is estimated to be approximately $20.0 million for the fiscal year ended December 31, 2014, which is relatively unchanged in comparison with the prior year.  In 2014, as previously disclosed, the company migrated to GNC’s centralized distribution platform for fulfillment to the GNC franchise network, resulting in slightly lower per unit sales price recognized by FitLife in 2014 versus 2013.   For purposes of evaluating product demand growth, management estimates that had sales been recorded under the previous decentralized distribution system, revenue would have increased approximately 9% over the prior year.

“During 2014, our team delivered another year of double-digit earnings growth,” said Mike Abrams, Chief Financial Officer of FitLife Brands.  “We saw a solid increase in volumes related to strong sell through and increased penetration into domestic and international franchisees.  While realized pricing was affected by the previously-discussed shift to centralized GNC distribution, we more than offset this with, among other things, lower distribution costs and reduced operating expenses.  The demand from the domestic and international GNC franchise network for our franchise exclusive brands is robust and we are committed to continuing to grow this business in 2015 with a number of new product introductions and location expansions.”

In addition, the Company is pleased to confirm that it will be launching a new corporate exclusive brand into GNC corporate stores. “We are very excited about the launch of a new brand and products into GNC’s corporate-owned locations.  Under the current plan, we expect our new products will begin shipping in late March and be available in a significantly larger number of locations than we had originally anticipated,” said John S. Wilson, Chief Executive Officer of FitLife Brands.  “The launch into GNC corporate marks a new stage of growth for our company.  We will be providing more details about our new brand and new product introductions as they become available on store shelves. We are committed to our strategy of building a portfolio of authentic and best-in-class nutritional supplement brands that have a strong value proposition for consumers and distribution partners, which we believe will continue to translate into significant revenue and earnings growth for FitLife.”

FitLife Brands will issue a press release with full financial results for the fiscal year in late March.   Following the issuance of full 2014 financial results, the company will provide recorded comments that can be accessed on the FitLife Brands' website under the "Investor Relations" section.

About FitLife Brands
FitLife Brands is a marketer and manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. FitLife markets over 50 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations. FitLife is headquartered in Omaha, Nebraska. For more information please visit our new website at www.fitlifebrands.com

Forward-Looking Statement
Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to of the Company to continue to grow revenue; and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in The Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:
Three Part Advisors, LLC
David Mossberg, 817-310-0051
Jeff Elliott 972-423-7070